Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-4) and related Prospectus of Comstock Resources, Inc. for the offer to exchange up to $850,000,000 aggregate principal amount of its 9.75% Senior Notes due 2026 and to the incorporation by reference therein of our reports dated March 1, 2019, to the reserve estimates as of December 31, 2018 of Comstock Resources, Inc. and our report thereon included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Lee Keeling and Associates, Inc.

Tulsa, Oklahoma

March 12, 2019